Exhibit 2.4

FINAL FORM

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of April 1, 2026, is by and among Lands’ End, Inc., a Delaware corporation (the “Company”) and the undersigned stockholders (each, a “Stockholder”). Capitalized terms used but not defined in this Agreement shall have meanings ascribed to such terms in the LLC Agreement (as defined below).

WHEREAS, each Stockholder is, as of the date hereof, the record and/or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of Stockholder Securities (as defined below) of the Company, as set forth on Exhibit A hereto;

WHEREAS, the Company, Lands’ End Direct Merchants, Inc., a Delaware corporation (“Polaris Member 2” and, together with the Company, the “Polaris Members”), LEWHP, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of WHP Topco (the “WHP Member”), and, solely for purposes of Article I, Section 9.8 through Section 9.12 and Article XI thereof, WHP Topco, have entered into that certain Amended and Restated Limited Liability Company Agreement of LE Topco, LLC, a Delaware limited liability company, dated as of the date hereof (the “LLC Agreement”); and

WHEREAS, as a condition to the willingness of the WHP Member and WHP Topco to enter into the LLC Agreement and as an inducement and in consideration therefor, the WHP Member and WHP Topco have required that each Stockholder, and each Stockholder has (solely in each Stockholder’s capacity as a record or beneficial owner of Stockholder Securities (as defined below)) agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Representations and Warranties of Stockholders. Each Stockholder (solely in such Stockholder’s capacity as a record or beneficial owner of Stockholder Securities) hereby, severally and not jointly, represents and warrants to the Company as follows:

(a)	As of the date of this Agreement, such Stockholder (i) is the record or beneficial owner of, or is a trust or estate that is the record holder of and whose beneficiaries are the beneficial owners of, the shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth on Exhibit A (together with any shares of Common Stock which such Stockholder may directly or indirectly acquire and have the right to vote at any time from the date of this Agreement until the Termination Date, the “Stockholder Securities”), and (ii) except as set forth on Exhibit A, neither holds nor has any beneficial ownership interest in any other shares of capital stock of the Company, or any option, warrant, call, proxy, commitment, right or other instrument, obligation, right or securities convertible, exchangeable or exercisable for shares of capital stock of the Company (each, a “Company Equity Interest”).

(b)	Each Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c)	This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforcement may be subject to (x) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) the availability of equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(d)	Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will (i) result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder or such Stockholder’s assets, including the Stockholder Securities, are bound, (ii) violate any provision of such Stockholder’s organizational documents (if such Stockholder is an entity), or (iii) cause a violation, or a default, by such Stockholder of any applicable legal requirement or decree, order or judgment applicable to such Stockholder or the Stockholder Securities, or to which such Stockholder or the Stockholder Securities are subject, except in the cases of the foregoing (i) through (iii), for such violations, defaults or conflicts as would not prevent or materially delay such Stockholder’s performance of its obligations under this Agreement.

(e)	The Stockholder Securities are held by such Stockholder or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and contracts of any kind (collectively, the “Liens”), except for (i) any such Liens arising hereunder, (ii) any applicable restrictions on transfer under the Securities Act and (iii) any Liens that would not prevent or materially delay such Stockholder’s ability to timely perform his/her/its obligations hereunder.

(f)	Such Stockholder has full voting power, with respect to his/her/its Stockholder Securities and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of his/her/its shares of Stockholder Securities held in the name of such Stockholder. The Stockholder Securities are not subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of the Stockholder Securities.

(g)	As of the time of execution of this Agreement, there is no Action pending or, to the knowledge of such Stockholder, threatened in writing, against such Stockholder or such Stockholder’s assets, including the Stockholder Securities, at law or equity before or by any Governmental Entity that would prevent or materially delay the performance by such Stockholder of its obligations under this Agreement.

(h)	Such Stockholder has received and reviewed a copy of the LLC Agreement. Such Stockholder understands and acknowledges that the WHP Member and WHP Topco are entering into the LLC Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(i)	No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.

Section 2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder as follows:

(a)	The Company is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware and the Company has the corporate power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary actions to duly authorize the execution, delivery and performance of this Agreement.

(b)	This Agreement has been duly authorized, executed and delivered by the Company, and, assuming this Agreement constitutes legal, valid and binding obligations of the other parties thereto, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that such enforcement may be subject to the Enforceability Exceptions.

(c)	Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby will (i) result in a violation of, or a default under, or conflict with, any contract, trust, commitment or agreement, or restriction of any kind to which the Company is a party or by which the Company or its assets are bound, or (ii) violate any provision of such Company’s organizational documents, except in the cases of the foregoing (i) and (ii), for such violations, defaults or conflicts as would not prevent or materially delay the Company’s performance of its obligations under this Agreement.

(d)	As of the time of execution of this Agreement, there is no Action pending or, to the knowledge of the Company, threatened in writing, against the Company or its assets at law or equity before or by any Governmental Entity that would prevent or materially delay the performance by the Company of its obligations under this Agreement.

Section 3. Voting of Shares.

(a)	During the period beginning on the date hereof and ending on the Termination Date, solely in the event that the Polaris Member or the Polaris Holder determines that a vote of its stockholders is required to consummate an IPO Exchange, a WHP COC Exchange or a WHP Asset Sale Exchange (each an “Exchange Transaction”), then at any annual, special or other meeting of the Company Stockholders called to approve such Exchange Transaction, and at every adjournment or postponement thereof, and in connection with any action to approve such Exchange Transaction proposed to be taken by written consent of the Company Stockholders, each Stockholder (solely in each Stockholder’s capacity as a record holder of the Stockholder Securities) shall, or shall cause the holder of record of such Stockholder Securities on any applicable record date to, (i) appear (in person or by proxy) at each such meeting or otherwise cause all of such Stockholder’s shares of Common Stock entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent with respect to, all of such Stockholder’s shares of Common Stock entitled to vote (A) in favor of (1) the approval and consummation of such Exchange Transaction, and (2) any vote to adjourn the meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the meeting to approve or consummate such Exchange Transaction, and/or (B) against (x) any action or agreement which would (I) impede, prevent, or materially delay the consummation of such Exchange Transaction, (II) result in a breach of any covenant, representation or warranty or any other obligation or agreement of each Stockholder contained in this Agreement or (III) change in any manner the voting rights of any class of shares of the Company. Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Termination Date, a Governmental Entity of competent jurisdiction enters into an order restraining, enjoining or otherwise prohibiting a Stockholder from taking any action pursuant to this Section 3, then the obligations of such Stockholder set forth in this Section 3 to take such action shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action.

(b)	Notwithstanding the foregoing, each Stockholder shall retain at all times the right to vote the shares of Common Stock or other Stockholder Securities held by it in its sole discretion and without any other limitation on those matters, other than those expressly set forth in Section 3(a)(ii) that are at any time or from time to time presented for consideration to the Company Stockholders.

(c)	The obligations set forth in this Section 3 shall apply to each Stockholder only until the Termination Date shall have occurred, at which time such obligations shall terminate and be of no further force or effect.

Section 4. Applicability.

(a)	For the avoidance of doubt, the commitments in Section 3 apply to any Stockholder Securities held by any trust, limited partnership or other entity over which the Stockholder exercises direct or indirect voting control.

(b)	Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a holder of the Stockholder Securities and not in such Stockholder’s or any partner, officer, employee or Affiliate of such Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Stockholder’s or any partner, officer, employee or Affiliate of such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require any Stockholder or any partner, officer, employee or Affiliate of such Stockholder to attempt to) limit or restrict any actions or omissions of a director and/or officer of the Company or any of its Subsidiaries, including, without limitation, in the exercise of his or her fiduciary duties as a director or officer of the Company or any of its Subsidiaries or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any of its Subsidiaries or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

Section 5. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions that are reasonably necessary to carry out all of its obligations under the provisions hereof.

Section 6. Termination.

(a)	This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately without any notice or other action by any Person, upon the earliest to occur of the following (the date of such termination, the “Termination Date”):

(i) The valid termination of the LLC Agreement in accordance with its terms;

(ii) the consummation of an Exchange Transaction;

(iii) the termination of the Polaris Holder’s rights with respect to an IPO Exchange, a WHP COC Exchange or a WHP Asset Sale Exchange pursuant to the applicable provisions of Article IX of the LLC Agreement; or

(iv) the mutual written consent of WHP Topco and the Company.

(b)	Upon termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another party hereto or any other Person (and no Person shall have any rights against any such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, provided, however, that the termination of this Agreement shall not relieve any party hereto from liability from any willful and material breach of any covenant or obligation in this Agreement prior to such termination.

(c)	Notwithstanding anything to the contrary herein, all obligations of any Stockholder with respect to any Stockholder Securities under this Agreement shall terminate immediately and without any notice or other action by any Person with respect to such Stockholder Securities upon any transfer by such Stockholder of such Stockholder Securities to any Person other than an Affiliate of such Stockholder.

Section 7. SEC Filings. Each Stockholder shall provide any information concerning such Stockholder and their Affiliates that is reasonably requested by the Company in connection with the preparation and filing of any SEC or other regulatory filing that the Company makes in connection with any Exchange Transaction or IPO Event (including any amendment or supplement thereto), and will otherwise reasonably assist and cooperate with the Company in the preparation, filing and distribution of such filings, including the resolution of any comments received from the SEC or other regulatory authorities.

Section 8. Miscellaneous.

(a)	Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email (so long as receipt of such email is confirmed), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To the Company:

Lands’ End, Inc.
5 Lands’ End Lane
Dodgeville, Wisconsin 53595
Attention: President, Lands’ End Licensing, Chief Administrative Officer and General Counsel
Email: [Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Igor Kirman
Email: IKirman@wlrk.com

To the Stockholders:

1170 Kane Concourse, Suite 200

Bay Harbor, Florida 33154

Attention: Raphael Di Napoli; Jason Chasko

Email: [Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Benet O’Reilly; Charles W. Allen

Email: boreilly@cgsh.com; callen@cgsh.com

or to such other address as a party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) when received when sent by email (provided that the recipient confirms in writing its receipt thereof), (b) upon proof of service when sent by reliable overnight delivery service, (c) upon personal delivery in the case of hand delivery or (d) upon receipt of the return receipt when sent by certified or registered mail. Any party to this Agreement may notify any other party of any changes to the address or any of the other contact details specified in this Section 8; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later.

(b)	Headings. The headings contained in this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

(c)	Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(d)	Entire Agreement; Third-Party Beneficiaries. This Agreement, together with the LLC Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. Except for WHP Topco, who shall be an express third-party beneficiary with the right to enforce the obligations of each Stockholder set forth in this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein is intended to and shall confer upon any Person other than the parties hereto any rights or remedies hereunder.

(e)	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8(e) in the manner provided for notices in Section 8(a). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(f)	Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8(F).

(g)	Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. For the avoidance of doubt, no provision in this Agreement shall limit, impair or restrict any Stockholder from transferring any Stockholder Securities (and such Stockholder Securities shall cease to be Stockholder Securities upon any transfer to any Person not Affiliated with any Stockholder).

(h)	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(i)	Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8(i), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(j)	Amendments; Waivers. This Agreement may be amended if, and only if, such amendment is in writing and signed by the Company and each Stockholder. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(k)	No Presumption. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(l)	No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company, WHP Topco or any other Person any direct or indirect ownership or incidence of ownership of or with respect to the Stockholder Securities. All rights, ownership and economic benefits of and relating to the Stockholder Securities shall remain vested in and belong to each Stockholder, and the Company and WHP Topco shall not have any authority to exercise any power or authority to direct each Stockholder in the voting of any of the Stockholder Securities, except as otherwise specifically provided herein.

[Signature pages follow]

IN WITNESS WHEREOF, the Company and each Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

LANDS’ END, INC.

By:	/s/ Andrew J. McLean
Name: Andrew J. McLean
Title: Chief Executive Officer

[Signature Page to Voting and Support Agreement]

STOCKHOLDERS:

EDWARD S. LAMPERT

/s/ Edward S. Lampert

THE NICHOLAS FLOYD LAMPERT 2015 TRUST

By:	/s/ Edward S. Lampert
Name: Edward S. Lampert
Title: Investment Trustee

THE NINA ROSE LAMPERT 2015 TRUST

By:	/s/ Edward S. Lampert
Name: Edward S. Lampert
Title: Investment Trustee

ESL PARTNERS, L.P.

By: RBS Partners, L.P., as Manager
By: ESL Investments, Inc., as General Partner

By:	/s/ Edward S. Lampert
Name: Edward S. Lampert
Title: Chairman and Chief Executive Officer

RSR INVESTMENTS LLC

By:	/s/ Edward S. Lampert
Name: Edward S. Lampert
Title: Chairman and Chief Executive Officer

[Signature Page to Voting and Support Agreement]

Exhibit A

[Intentionally Omitted]